UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Brookdale Senior Living Inc.

(Name of Registrant as Specified In Its Charter)

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Below is the Company’s letter to shareholders sent on June 25, 2025, which was also posted on the Company’s website VoteBrookdaleBlue.com, in connection with its 2025 Annual Meeting of Stockholders, which will be held on July 11, 2025:

Dear Fellow Shareholder,

June 25, 2025

This year's Annual Meeting of Stockholders is approaching quickly, and your Board of Directors is seeking your support so that we can continue to advance the Company's strategy and deliver meaningful shareholder value.

Ortelius Advisors, L.P. ("Ortelius"), which beneficially owns only 1% of Brookdale's shares, has repeatedly demonstrated a lack of understanding of Brookdale's business, including the Board skillset required to effectively oversee the Company, the actions the Board has undertaken and its ongoing plan to deliver shareholder value, and the realities of the senior living industry. We strongly believe that Ortelius seizing control of the Board, or replacing even a single Brookdale director, will deprive the Board of key skillsets, expertise and institutional knowledge at a critical time. The change Ortelius is seeking could jeopardize shareholder value creation by undermining our progress, causing significant value destruction, and impairing the Board's ability to recruit and oversee a new CEO with the necessary skillset to lead Brookdale forward.

Ortelius' strategic ideas are misguided and oversimplify our portfolio:

- Ortelius uses real estate investment trust ("REIT") terms like "PropCo" to describe what would be left of Brookdale's business if Ortelius' ideas were executed, without acknowledging that Brookdale is not a REIT.
- Ortelius claims it can easily monetize a large number of Brookdale's owned properties for "many hundreds of millions of dollars", use these proceeds to meaningfully reduce leverage and eliminate the Company's entire leased portfolio — all without providing any evidence to support these claims despite the challenges to execute this strategy.
- Ortelius ignores the fact that we generally finance our properties using mortgage pools and that we would need to negotiate contractual changes or terminations in order to break up our portfolio and divest a large number of properties. This would not only require significant time and additional expense, but also risk potentially substantial breakage fees, which would have a negative impact on Brookdale's liquidity position.
- Ortelius fails to acknowledge that certain properties are simply on a slower occupancy recovery post-COVID, the recovery path is not linear and, given the operational leverage in the business, these assets hold potential to deliver significant long-term value.
- Ortelius asserts that Brookdale should use all proceeds from monetizing owned properties to pay down debt. However, it is critical that Brookdale reinvest capital into our communities in order to continue to attract residents and drive greater profitable occupancy. We have meaningfully reduced our leverage through continued Adjusted EBITDA[1] growth since the impact of the pandemic and cash flow growth. Notably, a 10% increase in Adjusted EBITDA would result in approximately 1x annualized leverage reduction from current levels.

We urge you to vote "FOR" ONLY Brookdale's eight highly qualified director nominees on the BLUE proxy card.

Ortellus does not acknowledge the facts about our real estate strategy and its results: Over the past decade, we have been actively and prudently optimizing our leased and owned community portfolio, and to that end, we have sold or terminated leases on approximately 350 communities that no longer fit our strategic plan since 2017 and currently have 14 communities for sale under letters of intent or purchase agreements. Brookdale has renegotiated leases for approximately 250 communities since 2022, resulting in ownership of approximately 75% of units by year and 2025 and a lease portfolio that is already generating positive Adjusted Free Cash Flow and contributing meaningfully to go forward operations and shareholder value creation. Even proxy advisory firm Institutional Shareholder Services (“ISS”) recognizes that Ortellus’ plan is III-conceived, stating that: “...the dissident has not provided shareholders with a means to assess performance if it gains control of the board.” “...the dissident does not provide enough details for shareholders to fully assess the plan’s feasibility or track execution.” We urge shareholders to disregard Ortellus rhetoric and thoughtfully evaluate who can best represent their Interests on the Brookdale Board, given the complexity of our business and the Board’s ongoing oversight of our strategy to drive shareholder value, which is already delivering significantly improved results. Ortellus is proposing a slate of nominees that is misaligned with Brookdale’s business of operating senior living communities: Brookdale is not a REIT. Brookdale is a senior living operator, which requires expertise in hospitality, real estate, and healthcare. With approximately 650 communities, Brookdale elevates the senior living experience through personalized hospitality for residents and delivers high quality care with industry leading clinical healthcare programs to support seniors’ evolving health needs. ● Ortellus has also made an odd and untrue claim that Brookdale’s Board has no “senior housing” experience when, in fact, current directors Denise Warren and Elizabeth Mace together have decades of directly relevant senior living experience. Indeed, Elizabeth Mace is a 2025 Senior Living Hall of Fame Inductee of the American Seniors Housing Association. ● None of Ortelius’ candidates has experience in dinical healthcare, hospitality, or sales and marketing. and the experience of its slate is disproportionately skewed toward REITs and skilled nursing, which represents only 2% of our business. In contrast, Brookdale’s directors are highly qualified and bring substantial relevant experience across three critical aspects of our business—healthcare, hospitality and real estate: Healthcare experience Jordan Asher, Claudia Drayton, Joshua Hausman, Denise Warren Hospitality experience Mark Floravanti, Victoria Freed MI Real estate experience Mark Fioravanti, Elizabeth Mace, Lee Whelansky Further, our directors bring important expertise in senior living, sales and marketing, finance and economics, and mergers and acquisitions. Through thoughtful consideration of composition and refreshment, Brookdale’s Board is uniquely suited to oversee the Company’s business and management team, with complementary skills, insights and perspectives that are critical to Brookdale’s operating strategy, real estate portfolio and regulatory relationships.

For example, consider the risk to shareholder value creation represented by replacing even just two of our director nominees. If Mr. Wiolansky and Ms. Freed are removed from the Brookdale Board and two of Ortellus’ nominees—Lori Wittman and Steven Vick- are added, six of Brookdale’s eight directors would have served on the Board for approximately one year or less. Not having experienced directors on the Board to provide effective support and oversight of the management team could present a significant challenge to the Board’s ability to recruit a first-class CEO. With the addition of Ortellus nominees, Brookdale would effectively have a new board and CEO, both lacking sufficient and essential historical knowledge of the Company, which could significantly disrupt the execution of our strategy at this pivotal inflection point. Ortelius candidate Ms. Wittman’s career has been concentrated at REITs focused only on single-tenant net lease retail properties, medical facilities, and cannabis-related retail. Further, Ms. Wittman’s real estate experience has been focused largely on financial managemant and capital markets, with her limited exposure to senior living being through finance and Investor relations roles at REITs. Moreover, this limited senior living exposure is primarily in the skilled nursing Industry, which represents only 2% of Brookdale’s business. Brookdale is an operator of senior living communities, not a REIT, providing healthcare, hospitality and senior living services with the ability to serve approximately 58,000 residents each day. We bellave Ms. Wittman’s non-operational background in REITs does not translate to the needs of Brookdale as an operator in senior living, and that she lacks critical knowledge and skills to contribute meaningfully to the Board. By contrast, Brookdale’s Lee Wielansky’s four decades of real estate experience are deeply rooted in operations, offering strategic insight into not only asset management and development but also operational efficiency. Under Mr. Wielansky’s leadership in his prior role as Non- Executive Chairman of the Board and in his current role as Chair of the Board’s Investment Committee, we have made substantial progress on optimizing our real estate portfolio. We have reduced our leased properties by nearly 50% and completed the disposition of approximately 350 communities since 2017, streamlining our portfolio to one that is delivering profitable occupancy growth. Mr. Wielansky’s expertise provides a critical skillset for the conthued optimization of our portfolio that remains a fundamental part of the Board’s strategy. In addition, his institutional knowledge of our business and operations will be crucial to the effective onboarding of a new CEO and the continued execution of our strategy. Ortallus candidate Mr. Vick has not held a meaningful leadership or governance position at any public company In more than two decades, and he previously departed Alterra Healthcare within a year of it filing for bankruptcy. raising significant questions regarding his tenure as President and COO and as a director of Alterra. His more recent senior living experience appears limited to private and smaller-scale ventures, which would not scale to Brookdale, which operates approximately 650 communities, and his track record at those ventures is also unclear. Further, any senior living experience attributed to him is already well-represented on Brookdale’s Board through Brookdale directors Elizabeth Mace and Denise Warren. On the other hand, Brookdale’s Victoria Freed brings a unique and highly valuable background in sales and marketing and hospitality, a skillset that is not offered by Mr. Vick or Ms. Wittman. Her more than 25 years of executive leadership expertise in sales, revenue management, customer service and marketing provide Brookdale with essential insights into customer revenue generation within the hospitality industry. Brookdale is a resident-first business that must attract older adults making lifestyle and healthcare choices, and Ms. Freed’s experience is essential to growing profitable occupancy and driving continued Improvements in resident and family member satisfaction. Ms. Froad manages marketing for a $168+ revenue public company and her expertise In large-scale branding and customer engagement provides critical insights for our operators. Ms. Freed also has played a critical role in Brookdale’s strategic ongoing board refreshment as Chair of the Board’s Nominating and Corporate Governance Committee. During her tenure, she has overseen our four most recent appointments of independent directors, diligently executing director searches and interviews, and focusing on evolving the Board’s skillsets to appropriately support the current and future needs of the Company.

Our strategy is working, and we strongly believe that it is in shareholders’ best Interests to NOT bring Ortellus’ nominees or agenda Into the Brookdale boardroom: Brookdale has taken consistent action over the past several years to streamline and simplify operations, rationalize the Company’s lease portfolio and reduce debt-Brookdale’s post-COVID growth is in line with peers and, in 2024, the Company outperformed compared to 2019 across key metrics: ● Consolidated RevPAR was 18% higher in 2024 than 2019 ● Operating income per available unit was 8% higher in 2024 than 2019 ● Adjusted EBITDA Margin is higher than 2019 levels and is continuing to rise Your vote “FOR” ONLY the eight Company nominees listed on the BLUE proxy card ensures that all Brookdale shareholders’ best interests will continue to be served. Please simply disregard any white proxy card you may receive from Ortelius. Protect the value of your investment and vote the BLUE proxy card today “FOR” ONLY Brookdale’s eight highly qualified and experienced director nominees. If you have any questions or require assistance in voting your shares, please call Brookdale’s proxy solicitor, Innisfree M&A Incorporated, at +1 (877) 750-5838 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 (from other countries) Thank you for your continued support. Sincerely. The Brookdale Board of Directors 0:><>=B>-04 Vote The BLUE Proxy Card “FOR” Only Brookdale’s Eight Nominees Today

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